EXHIBIT 4.1

AMENDMENT NO. 1 TO RIGHTS AGREEMENT

Amendment No. 1, dated as of July 7, 2004 (the “Amendment”) to the Shareholder Rights Agreement, dated as of May 17, 2001 (the “Rights Agreement”), by and between Dynabazaar, Inc. (formerly known as FairMarket, Inc.), a Delaware corporation (the “Company”), and EquiServe Trust Company, N.A., a federally chartered trust company (the “Rights Agent”).

W I T N E S S E T H

WHEREAS, Section 27 of the Rights Agreement provides that prior to the occurrence of a Section 11(a)(ii) Event (as defined therein), the Company and the Rights Agent shall, if the Board of Directors of the Company so directs, supplement or amend any provision of the Rights Agreement as the Board of Directors of the Company may deem necessary or desirable without the approval of any holders of certificates representing shares of common stock of the Company; and

WHEREAS, a Section 11(a)(ii) Event has not yet occurred under the Rights Agreement; and

WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company and its stockholders that the Rights Agreement be amended to provide for its final expiration effective July 31, 2004.

NOW, THEREFORE, in consideration of the premises and mutual agreements herein set forth, the parties hereby agree as follows:

1. Section 7(a) of the Rights Agreement is amended by deleting such Section 7(a) in its entirety and substituting therefore the following:

“(a) Subject to Section 7(e) hereof, the registered holder of any Right Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein) in whole or in part at any time after the Distribution Date upon surrender of the Right Certificate, with the form of election to purchase and the certificate on the reverse side thereof duly executed, to the Rights Agent at the office or offices of the Rights Agent designated for such purpose, together with payment of the aggregate Exercise Price for the total number of one ten-thousandths of a share of Preferred Stock (or other securities, cash or other assets, as the case may be) as to which such surrendered Rights are then exercised, at or prior to the earlier of (i) the Close of Business on July 31, 2004 (the “Final Expiration Date”), (ii) the time at which the Rights are redeemed as provided in Section 23 hereof or (iii) the time at which such Rights are exchanged as provided in Section 24 hereof (the earlier of (i), (ii) or (iii) being herein referred to as the “Expiration Date”). Except as set forth in Section 7(e) hereof and notwithstanding any other provision of this Agreement, any Person who prior to the Distribution Date becomes a record holder of shares of

Common Stock of the Company may exercise all of the rights of a registered holder of a Right Certificate with respect to the Rights associated with such shares of Common Stock of the Company in accordance with the provisions of this Agreement, as of the date such Person becomes a record holder of shares of Common Stock of the Company.”

2. Any term used herein and not defined shall have the meaning ascribed to such term in the Rights Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written. This Amendment may be executed in one or more counterparts all of which shall be considered one and the same amendment and each of which shall be deemed to be an original.

ATTEST:		DYNABAZAAR, INC.

By:	/s/ Jared Landaw	By:	/s/ Melvyn Brunt
Name:	Jared Landaw		Melvyn Brunt
Chief Financial Officer

ATTEST:		EQUISERVE TRUST COMPANY, N.A.,
as Rights Agent

By:	/s/ Monique Hughes	By:	/s/ Carol Molvey-Eori
Name:	Monique Hughes		Carol Molvey-Eori
Managing Director

DYNABAZAAR, INC.

OFFICER’S CERTIFICATE

The undersigned, pursuant to Section 27 of the Rights Agreement, dated as of May 17, 2001 (the “Rights Agreement”), by and between Dynabazaar, Inc. (formerly known as FairMarket, Inc.), a Delaware corporation, and EquiServe Trust Company, N.A., a federally chartered trust company, hereby certifies that Amendment No. 1 to the Rights Agreement is in compliance with the terms of Section 27 of the Rights Agreement.

IN WITNESS WHEREOF, I have executed this Certificate as of July 7, 2004.

/s/ Melvyn Brunt
Melvyn Brunt
Chief Financial Officer